Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Northern Star Investment Corp. II on Amendment No. 5 to Form S-4 (333-255120) of our report dated March 31, 2021, with respect to our audit of the financial statements of Northern Star Investment Corp. II as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 15, 2021